EXHIBIT 3(i)(f)

                          CERTIFICATE OF ELIMINATION
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                          XECHEM INTERNATIONAL, INC.


     Xechem International, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted which identified shares of the capital stock of said corporation, which, to the extent hereinafter set forth, had the status of retired shares, and which retired shares were exchanged for shares of the Corporation's Common Stock.

          SECOND: The shares of capital stock of the corporation, which are retired, are identified as being 22,500 shares of Class C Series 1 Preferred Stock (the "Series 1 Stock"), 22,500 shares of Class C Series 2 Preferred Stock (the "Series 2 Stock"), and 13,180 shares of Class C Series 3 Preferred Stock (the "Series 3 Stock"), each with a stated value of $0.00001 per share.

          THIRD:  The  Corporation  has  filed a  Certificate  of  Designations,
          Preferences and Rights of Class C Series 1 Preferred Stock and a Certificate of Correction thereof (together the "Series 1 Certificate of Designations") as to the Series 1 Stock and a Certificate of Designations, Preferences and Rights of Class C Series 2 Voting Convertible Preferred Stock and Class C Series 3 Voting Convertible Preferred Stock (the "Series 2 and 3 Certificate of Designations").

          FOURTH: That the Board of Directors of the Corporation has determined not to reissue the shares of Series 1, Series 2 and Series 3 Stock when so retired; and pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, upon the effective date of the filing of this certificate as therein provided the Series 1 Certificate of Designations and the Series 2 and 3 Certificate of Designations shall be eliminated and no longer a part of the Corporation's Certificate of Incorporation. The number of shares of Class C Preferred Stock which the Corporation shall have authority to issue shall remain 2,996,350 shares.

     IN WITNESS WHEREOF, Xechem International, Inc. has caused this certificate to be signed by Ramesh C. Pandey, its Chairman of the Board of Directors,
 President and Chief Executive Officer,
this 12th day of March, 1997.


                                            XECHEM INTERNATIONAL, INC.

                                          /s/ Ramesh C. Pandey
                                           Ramesh C. Pandey, Ph.D., Chairman of
                                          the Board of Directors, President and
                                                  Chief Executive Officer
ATTEST:
/s/ Leonard A. Mudry
Leonard A. Mudry, Secretary